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                                                                   EXHIBIT 10.79

                    MOHAWK INDUSTRIES, INC.
       1997 NON-EMPLOYEE DIRECTOR STOCK COMPENSATION PLAN

                           ARTICLE 1

                      Purpose of the Plan

          Section 1.1. Purpose. The purpose of the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan is to promote the long-term growth of Mohawk Industries, Inc. by providing a vehicle for Non-Employee Directors to increase their proprietary interest in Mohawk Industries, Inc. and to attract and retain highly qualified and capable Non-Employee Directors.

                            ARTICLE 2

                          Definitions

          Unless the context clearly indicates otherwise, the following terms shall have the following meanings:


          Section 2.1. "Annual Retainer" means the annual cash retainer fee (excluding any meeting fees) payable by the Corporation to a Non-Employee Director for services as a director (and, if applicable, as the chairman of a committee of the Board) of the Corporation, as such amount may be changed from time to time.

          Section 2.2.  "Board" means the Board of Directors of the Corporation.

          Section 2.3. "Business Day" shall mean a day on which the Nasdaq National Market or any national securities exchange or over-the-counter market on which the Shares are traded is open for business.

          Section 2.4.  "Cash Election" has the meaning assigned such term in
    Section 6.3.

          Section 2.5.  "Committee" means the Compensation Committee of the
    Board.

          Section 2.6.  "Corporation" means Mohawk Industries, Inc.

          Section 2.7. "Election Period" has the meaning assigned such term in Section 6.1.

          Section 2.8. "Fair Market Value per Share" as of a particular date means the closing sales price of one Share on such date as reported on the Nasdaq National Market or, in the absence of reported sales on such date, the closing sales price on the immediately preceding date on which sales were reported.

          Section 2.9. "Non-Employee Director" means a director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation.

          Section 2.10. "Plan" means the Mohawk Industries, Inc. 1997 Non-Employee Director Stock Compensation Plan.

          Section 2.11. "Shares" means shares of the common stock, par value $0.01 per share, of the Corporation.

          Section 2.12. "Shares Election" has the meaning assigned such term in Section 6.2.

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                            ARTICLE 3

                   Administration of the Plan

          Section 3.1. Administrator of the Plan. The Plan shall be administered by the Committee.

          Section 3.2. Authority of Committee. The Committee shall have full power and authority to: (i) interpret and construe the Plan and adopt such rules and regulations as it shall deem necessary and advisable to implement and administer the Plan, and (ii) designate persons other than members of the Committee or the Board to carry out its responsibilities, subject to such limitations, restrictions and conditions as it may prescribe, such determinations to be made in accordance with the Committee's best business judgment as to the best interests of the Corporation and its stockholders and in accordance with the purposes of the Plan. The Committee may delegate administrative duties under the Plan to one or more agents as it shall deem necessary or advisable.

          Section 3.3. Effect of Committee Determinations. No member of the Committee or the Board shall be personally liable for any action or determination made in good faith with respect to the Plan or as to any settlement of any dispute between a Non-Employee Director and the Corporation. Any decision or action taken by the Committee or the Board with respect to the administration or interpretation of the Plan shall be conclusive and binding upon all persons.

                            ARTICLE 4

                          Eligibility

         Section 4.1. Eligibility. Non-Employee Directors of the Corporation shall be eligible to participate in the Plan in accordance with Article 6.

                            ARTICLE 5

                   Shares Subject to the Plan

         Section 5.1. Shares Subject to the Plan. Subject to adjustment as provided in Article 8, the maximum number of Shares which may be granted under the Plan is 25,000 Shares. The Shares distributable under the Plan must be previously issued and repurchased Shares and may not be original issue Shares.

                            ARTICLE 6

                   Elective Receipt of Shares

         Each Non-Employee Director shall be granted Shares subject to the following terms and conditions:

         Section 6.1. Election Period. The Election Period shall be the period designated by the Compensation Committee each year during which Non-Employee Directors may elect to receive Shares in lieu of their Annual Retainer, or elect to receive cash in a subsequent year, provided however, that such period (the "Election Period") shall end on or before December 31 of each year.

          Section 6.2. Election to Receive Shares. On the first Business Day of each fiscal quarter of each year, Shares shall be granted to each Non-Employee Director who either (i) during the Election Period for such year, filed with the Committee or its designee a written irrevocable election to receive Shares in lieu of all (but not less than all) of such Non-Employee Director's Annual Retainer payable with respect to such year (a "Shares Election"), or (ii) filed a Shares Election for any prior year and did not file a Cash Election (as described in Section 6.3 below) with respect to the current year.

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          Section 6.3. Subsequent Elections to Receive Cash. Once a Non-Employee
    Director files a Shares Election for any year, that election will carry forward into subsequent years unless, within the Election Period for any subsequent year, the Non-Employee Director files an election to receive his Annual Retainer for such subsequent year in cash (a "Cash Election"). A Cash Election shall be valid for one year only. A new Cash Election will be required to be filed for any year in which the Non-Employee Director desires to receive his or her Annual Retainer in cash. Once a Non-Employee Director files a Shares Election for any year, then thereafter for any year for which a Cash Election is not timely filed, the election will automatically revert to an election to receive Shares.

          Section 6.4. Number of Shares. The number of Shares to be granted pursuant to this Article 6 on each quarterly grant date shall be the number of whole Shares equal to (i) one quarter (1/4) of the Annual Retainer amount which the Non-Employee Director has elected to be payable in Shares, divided by (ii) the Fair Market Value per Share on the date the Shares are awarded. In determining the number of Shares to be granted, any fraction of a share will be disregarded and the remaining amount of such quarterly installment of the Annual Retainer shall be paid in cash.

                            ARTICLE 7

                         Holding Period

         Section 7.3. Holding Period. To the extent necessary to qualify for the exemptions provided by Rule 16b-3 under the Securities Exchange Act of 1934, as the same may be amended from time to time, Shares acquired under the Plan cannot be sold or otherwise transferred for a period of six-months from the date of grant.

                            ARTICLE 8

                   Amendment and Termination

         Section 8.1. Amendment, Suspension or Early Termination. The Board may suspend or terminate the Plan at any time; provided, however, that the Board may condition any amendment or modification on the approval of stockholders of the Corporation if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws, policies or regulations.

                            ARTICLE 9

                         Miscellaneous

         Section 9.1. Right to Service. Except as provided in the Plan, no Non-Employee Director shall have any claim or right to be granted Shares under the Plan. Neither the Plan nor any action pursuant thereto shall be construed as giving any Non-Employee Director a right to be retained in the service of the Corporation. The adoption of this Plan shall not affect any other compensation, retirement or other benefit plan or program in effect for the Corporation.

         Section 9.2. Validity. In the event that any provision of the Plan is held to be invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of the Plan.

         Section 9.3. Inurement of Rights and Obligations. The rights and obligations under the Plan and any related agreements shall inure to the benefit of, and shall be binding upon the Corporation, its successors and assigns, and the Non-Employee Directors and their beneficiaries.

         Section 9.4. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

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          Section 9.5.  Governing Law.  The Plan shall be construed, governed and enforced in accordance with the law of Georgia, except as such laws are preempted by applicable federal law.

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